Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options and restricted stock units granted under  the Fusion-io, Inc. 2008 Stock Incentive Plan, Fusion-io, Inc. 2010 Executive Stock Incentive Plan, Fusion-io, Inc. 2011 Equity Incentive Plan, Fusion-io, Inc. Non-Plan Stock Option Agreements, IO Turbine, Inc. 2009 Equity Incentive Plan, and NexGen Storage, Inc. 2010 Equity Incentive Plan assumed by SanDisk Corporation of our reports dated February 21, 2014, with respect to the consolidated financial statements of SanDisk Corporation and the effectiveness of internal control over financial reporting of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended December 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
July 23, 2014